Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
TRINITY PLACE HOLDINGS INC.

(originally incorporated on September 12, 2012)

FIRST: The name of the corporation is Trinity Place Holdings Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 120,000,000 which shall be divided into 79,999,997 shares of a class of Common Stock, par value $.01 per share (the “Common Stock”), two (2) shares of a class of Preferred Stock, par value $.01 per share (the “Preferred Stock”), one (1) share of a class of Special Stock, par value $.01 per share (the “Special Stock”), and 40,000,000 shares of a class of Designation Preferred Stock, par value $.01 per share (the “Designation Preferred Stock”). The Preferred Stock shall be issued in two series, of which one such series shall be designated the Series A Preferred Stock, and the other such series shall be designated the Series B Preferred Stock. The Series A Preferred Stock shall consist of one (1) authorized share, and the Series B Preferred Stock shall consist of one (1) authorized share. The Series B Preferred Stock shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement as security for the full payment to the Redeemed Stockholder on or before October 16, 2016 of the Initial Majority Shareholder Payment and Subsequent Majority Shareholder Payment.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation:

A.           COMMON STOCK

1.          General. The Common Stock shall be subject to the express terms of the Special Stock, Preferred Stock and any series of Preferred Stock and any series of Designation Preferred Stock. Until such time as (i) there has been a General Unsecured Claim Satisfaction and (ii) the Redeemed Stockholder is paid the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment, the Corporation shall not (whether by merger, consolidation or otherwise), directly or indirectly (through any Subsidiary or otherwise), (A) declare or pay any dividends on, or make or pay any distributions to the holders of, the Common Stock (for the avoidance of doubt, the foregoing shall not restrict the declaration or payment or making of dividends or distributions on the Common Stock solely in the form of (1) Common Stock of the Corporation, (2) rights to acquire Common Stock of the Corporation, or (3) any rights declared or paid or distributed to any class or series of Capital Stock in connection with the adoption of any stockholder rights plan to preserve the Corporation’s loss carryforwards or otherwise limit ownership in the Corporation, or (B) repurchase or redeem any shares of Common Stock, in each case other than in accordance with the Plan, or (C) without the written consent of the Redeemed Stockholder, amend, alter or repeal (i) this Certificate of Incorporation or the Corporation’s by-laws if such amendment would amend, alter or repeal any rights, privileges or terms applicable to the Series B Preferred Stock, or (ii) Section B8(iv) of Article Fourth if such amendment would amend, alter or repeal any rights, privileges or terms applicable to the Redeemed Stockholder.

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2.          Certain Amendments. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the alteration or change of the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock or series of Designation Preferred Stock (or of Special Stock, as applicable) if the holders of such affected series of Preferred Stock or Designation Preferred Stock (or the Special Stock, as applicable) are entitled, either separately or, in the case of one or more series of Preferred Stock or Designation Preferred Stock, together with the holders of one or more other series of Preferred Stock or Designation Preferred Stock, as applicable, to vote thereon as a separate class pursuant to this Certificate of Incorporation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

B.           PREFERRED STOCK

1.          No Dividends. No dividends or distributions may be declared, paid or made on the Series A Preferred Stock or Series B Preferred Stock.

2.          Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of the Series A Preferred Stock and the holder of the Series B Preferred Stock shall be entitled to receive for its share of Series A Preferred Stock or Series B Preferred Stock, as applicable, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the par value of such share of Series A Preferred Stock or such share of Series B Preferred Stock, as applicable. To the extent such amount is paid in full to the holder of the Series A Preferred Stock, the holder of the Series B Preferred Stock and all holders of Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

3.          Redemption. The Series A Preferred Stock shall not be redeemed until such time as the General Unsecured Claim Satisfaction has occurred. The Series A Preferred Stock shall, subject to lawfully available funds, be automatically redeemed at such time as the General Unsecured Claim Satisfaction has occurred, at a per share redemption price equal to the par value of one share of Series A Preferred Stock. The Series B Preferred Stock shall not be redeemed until such time as the Redeemed Stockholder is paid the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment. The Series B Preferred Stock shall, subject to lawfully available funds, be automatically redeemed at such time as the Redeemed Stockholder is paid the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment, at a per share redemption price equal to the par value of one share of Series B Preferred Stock.

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4.          Voting Rights. Except as expressly provided in this Certificate of Incorporation or as otherwise required by applicable law, the holder of the Series A Preferred Stock and the holder of the Series B Preferred Stock shall not be entitled to vote on any matters submitted to a vote of stockholders of the Corporation.

5.          Special Voting Rights of the Holder of the Series A Preferred Stock. For so long as the Series A Preferred Stock is outstanding, without the affirmative vote of the holder of the Series A Preferred Stock, the Corporation shall not (whether by merger, consolidation or otherwise) take any of the following actions, directly or indirectly (through any Subsidiary or otherwise):

(i)          use the amounts reserved in each of the Sub-Category Expense Reserves to fund any expenses designated to be paid from another Sub-Category Expense Reserve, except that, (y) by majority vote of the Board of Directors, amounts in the Corporate Overhead Reserve may be reallocated to the Carry Cost/Repair/TI Reserve and (x) by majority vote of the Board of Directors, which shall include the affirmative vote of the Independent Director, amounts in the Corporate Overhead Reserve may be reallocated to the Trinity Carry Reserve;

(ii)         distribute any proceeds realized from the JV Interest Sale (net of transaction related expenses) other than as follows: not less than 60% of the balance of net proceeds will be included as Excess Cash and shall be distributed in accordance with the Plan Waterfall, and the remaining 40% or lesser amount of the balance of such net proceeds shall be invested in full in the Trinity Joint Venture;

(iii)        distribute any funds received from any Trinity Mortgage other than as follows: first, the Trinity Carry Reserve Amount to the extent that an amount equal to the Trinity Carry Cost Reserve Amount has not been distributed as Excess Cash from a JV Interest Sale, which funds shall become Excess Cash and shall be distributed in accordance with the Plan Waterfall; and thereafter the balance of borrowed funds shall remain in the Trinity Joint Venture and will be limited to be used for pre-construction costs, direct development and construction costs, corporate overhead and carry costs for the Trinity Property, and taxes, licenses and fees for the Trinity Property, as applicable, to be determined at the Board of Directors’ discretion;

(iv)        for so long as the Board of Directors is constituted pursuant to Section 2 of Article Fifth, sell or otherwise dispose of a majority interest in the Trinity Joint Venture to a non-Insider unless there has been (or will be as a result of such sale) a General Unsecured Claim Satisfaction;

(v)         increase the aggregate cap for any Sub-Category Expense Reserve;

(vi)        take any action that requires the consent of the holder of the Series A Preferred Stock under Article VII.F. of the Plan (Capital Raising And Use Of Cash Proceeds) or Article VII.G. of the Plan (Funding of Reserves);

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(vii)       increase the fees or other compensation payable to directors in excess of that provided in the Budget;

(viii)      except as specifically provided for in the Plan, replenish the Operating Reserves, once fully funded, using Net Proceeds;

(ix)         amend, alter or repeal any provision of this Certificate of Incorporation or the Corporation’s by-laws;

(x)          establish any committee of the Board of Directors that does not include the Series A Directors then in office;

(xi)         take any action that would result in Reorganized Filene’s ceasing to be a wholly-owned subsidiary of the Corporation other than as reasonably necessary to maximize the value of the intellectual property or other assets of Reorganized Filene’s;

(xii)        if the Syms and Filene’s Class 3 (Convenience Claims) and the Syms Unsecured Creditors in Syms Class 4 General Unsecured Claims are not paid their full distributions under the Plan by October 1, 2013, sell or otherwise dispose of any unsold Near Term Properties; provided that such vote of the holder of the Series A Preferred Stock shall not be required if such sale or disposition is made in accordance with Section B7(i) of this Article Fourth;

(xiii)       if the Filene’s Class 4A and B General Unsecured (Short-Term) Claims and Filene’s Class 5A and B General Unsecured (Long-Term) Claims are not paid their full distributions under the Plan by October 1, 2014, sell or otherwise dispose of any unsold Medium Term Properties and Near Term Properties, provided that such deadline may be extended up to April 1, 2015 (A) with the consent of the holder of the Series A Preferred Stock or (B) if the Independent Director concludes that the Corporation is proceeding in good faith to lease and sell the Medium Term Properties and Near Term Properties such that additional time is appropriate because the Corporation still has a reasonable prospect of leasing and selling the Medium Term Properties and Near Term Properties within any extension period; provided that such vote of the holder of the Series A Preferred Stock shall not be required if such sale or disposition is made in accordance with Section B7(ii) of this Article Fourth;

(xiv)      dissolve, or amend, alter or repeal the powers and authority of the Series A Committee, remove any Series A Director then in office from such committee, or cause any director other than the Series A Directors to be appointed thereto; and

(xv)       issue, sell or grant any Common Stock or any Common Stock Equivalent; provided, that the foregoing shall not apply to (i) the issuance, sale or grant of Common Stock or any Common Stock Equivalent to employees or directors of the Corporation in connection with or as compensation for the performance of services to the Corporation and (ii) the issuance or sale of Common Stock or any Common Stock Equivalent for consideration that consists exclusively of cash.

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6.          Special Voting Rights of the Series A Director. For so long as the Board of Directors is constituted pursuant to Section 2 of Article Fifth:

(i)          without the affirmative vote of the Series A Director, the Corporation shall not (whether by merger, consolidation or otherwise), directly or indirectly (through any Subsidiary or otherwise), enter into any transaction with an Insider or an Affiliate (other than transactions between the Corporation and any of its direct or indirect Subsidiaries, which transactions have also been approved by the Series A Committee); and

(ii)         at the end of the two year period commencing on the Effective Date, the sum of $500,000, to be funded from Net Proceeds realized by the Corporation from the sale of assets, settlements or any other sources, before such proceeds become Excess Cash, shall be set aside in an Emergency Fund Reserve to be used, by the Corporation with the consent of the Series A Director, for operating and other expenses. The Series A Director may at any time reduce the amount of funds in the Emergency Fund Reserve and make such reduced funds Excess Cash.

7.          Disposition of Medium Term Properties and Near Term Properties.

(i)          If the Syms and Filene’s Class 3 (Convenience Claims) and the Syms Unsecured Creditors in Syms Class 4 General Unsecured Claims are not paid their full distributions under the Plan by October 1, 2013, the Series A Committee shall have the exclusive authority from that date forward to sell the Near Term Properties and to direct the sale process for any unsold Near Term Properties, whether by auction or otherwise, which sale process shall be done in a commercially reasonable manner consistent with maximizing the value of the Near Term Properties; and

(ii)         If the Filene’s Class 4A and B General Unsecured (Short-Term) Claims and Filene’s Class 5A and B General Unsecured (Long-Term) Claims are not paid their full distributions under the Plan by October 1, 2014, the Series A Committee shall have the exclusive authority from that date forward to sell the Medium Term Properties and Near Term Properties and to direct the sale process for any unsold Medium Term Properties and Near Term Properties, whether by auction or otherwise, which sale process shall be done in a commercially reasonable manner consistent with maximizing the value of the Medium Term Properties and Near Term Properties, provided that such deadline may be extended up to April 1, 2015 (A) with the consent of the holder of the Series A Preferred Stock or (B) if the Independent Director concludes that the Corporation is proceeding in good faith to lease and sell the Medium Term Properties and Near Term Properties such that additional time is appropriate because the Corporation still has a reasonable prospect of leasing and selling the Medium Term Properties and Near Term Properties within any extension period.

8.          Certain Covenants.

(i)          In furtherance and not in limitation of the Corporation’s obligations to comply with the terms of the Plan and the other provisions of this Certificate of Incorporation, the Corporation shall comply with the provisions of Article IV of the Plan (Plan Waterfall), Article VII. F. of the Plan (Capital Raising And Use Of Cash Proceeds), Article VII. G.3. of the Plan (Operating Reserves), and Article VIII of the Plan (Provisions Governing Distributions).

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(ii)         The amount allocated in the second year of the Budget for the Corporate Overhead Reserve and the Pension Reserve shall be funded in the last quarter of the first year, unless the Board of Directors determines that the delay of such funding would provide the Corporation with inadequate liquidity to operate in accordance with the Budget.

(iii)        On the two-year anniversary of the Effective Date, the Board of Directors shall review and revise the Sub-Category Reserve amounts set forth in the Plan for the third and fourth year periods after the Effective Date, provided that any increase in the aggregate amount of the cap increases for the Sub-Category Reserves shall not exceed the amounts set forth in Sections VII.G.3(2) and (3) of the Plan without the consent of the holder of the Series A Preferred Stock except that, (i) by majority vote of the Board of Directors, amounts in the Corporate Overhead Reserve may be reallocated to the Carry Cost/Repair/TI Reserve and (ii) by majority vote of the Board of Directors, which shall include the affirmative vote of the Independent Director, amounts in the Corporate Overhead Reserve may be reallocated to the Trinity Carry Reserve.

(iv)        For so long as the Board of Directors is constituted pursuant to Section 2 or Section 3(iii) of Article Fifth, the Corporation may only sell or otherwise dispose of a majority interest in the Trinity Joint Venture to a non-Insider if (x) there has been (or will be as a result of such sale) a General Unsecured Claim Satisfaction and to the extent a General Unsecured Claim Satisfaction has occurred, the Redeemed Stockholder has received full payment of its Plan distributions, or (y) the holder of the Series A Preferred Stock or to the extent the General Unsecured Claim Satisfaction has occurred, Marcy Syms (or her personal representatives in the event of her death or incapacity) consents.

9.          Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of the share of Series A Preferred Stock and the record holder of the share of Series B Preferred Stock as the applicable true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

10.         Notices. All notices or communications in respect of the Series A Preferred Stock or Series B Preferred Stock (with a copy to the Redeemed Stockholder) shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Incorporation or the Corporation’s by-laws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock or Series B Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holder of the Series A Preferred Stock or the holder of the Series B Preferred Stock, as applicable, in any manner permitted by such facility.

C.           SPECIAL STOCK

1.          No Dividends. No dividends or distributions may be declared, paid or made on the Special Stock.

2.          Liquidation Rights. The Special Stock shall rank junior to the Series A Preferred Stock and Series B Preferred Stock, and senior to the Common Stock, as to distributions of assets on any liquidation, dissolution or winding up of the Corporation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of the Special Stock shall be entitled to receive for its share of stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, an amount equal to the par value of such share.

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3.          Redemption. The Special Stock shall, subject to lawfully available funds, be automatically redeemed at such time as the Special Stock Ownership Threshold is no longer satisfied, at a per share redemption price equal to the par value of one share of Special Stock.

4.          Voting Rights. Except as expressly provided in this Certificate of Incorporation or as otherwise required by applicable law, the holder of the Special Stock shall not be entitled to vote such share on any matters submitted to a vote of stockholders of the Corporation. For so long as the Special Stock is outstanding, without the affirmative vote of the holder of the Special Stock, the Corporation shall not (whether by merger, consolidation or otherwise) amend, alter or repeal any provision of this Certificate of Incorporation or the Corporation’s by-laws in a manner that alters or changes the powers, preferences, or special rights of the Special Stock so as to the affect the Special Stock adversely.

5.          Record Holder. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of the share of Special Stock as the applicable true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

6.          Notices. All notices or communications in respect of the Special Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Incorporation or the Corporation’s by-laws or by applicable law or regulation. Notwithstanding the foregoing, if the Special Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holder of the Special Stock in any manner permitted by such facility.

D.           DESIGNATION PREFERRED STOCK

Subject to the rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Special Stock, and subject to the limitations prescribed by law, the Board of Directors is authorized, subject to any limitations prescribed by law or expressly set forth in this Certificate of Incorporation, to provide for the issuance of shares of Designation Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided that, the Designation Preferred Stock shall rank junior to the Series A Preferred Stock and Series B Preferred Stock as to distributions of assets on any liquidation, dissolution or winding up of the Corporation. The number of authorized shares of Designation Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Designation Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. Until such time as the Series A Preferred Stock and Series B Preferred Stock have been redeemed in accordance with this Certificate of Incorporation, no dividends or distributions of cash or other property of the Corporation may be declared, paid or made on the Designation Preferred Stock (for the avoidance of doubt, the foregoing shall not restrict the declaration or payment or making of dividends or distributions on the Designation Preferred Stock solely in the form of (1) Capital Stock of the Corporation, (2) rights to acquire Capital Stock of the Corporation, or (3) any rights declared or paid or distributed to any class or series of Capital Stock in connection with the adoption of any stockholder rights plan to preserve the Corporation’s loss carryforwards or otherwise limit ownership in the Corporation).

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FIFTH: The provisions of this Article (including the provisions relating to the election, designation and appointment of directors and the terms of directors) have been adopted pursuant to the final clause of the first sentence, and the second sentence, of Section 141(a) of the DGCL. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors elected, appointed and/or designated in the manner set forth in this Article. Except as otherwise provided in this Certificate of Incorporation, the provisions of the DGCL that otherwise apply to directors or a board of directors shall apply to the directors of the Corporation and the Board of Directors.

1.          Staggered Board. Upon the effectiveness of the amendment or restatement of this Certificate of Incorporation first inserting this sentence (such time, the “Effective Time”), the Board of Directors shall be divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Class I directors shall initially serve until the first annual meeting of stockholders following the Effective Time, and Class II directors shall initially serve until the second annual meeting of stockholders following the Effective Time, in each case subject to automatic termination of directorships as set forth in this Article. Commencing with the first annual meeting of stockholders following the Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a term ending at the second annual meeting following such persons’ election and until the election and qualification of their respective successors in office, subject to automatic termination of directorships as set forth in this Article. Commencing with the Effective Time, (i) the initial Class I directors shall be the Series A Director and the Independent Director, and (ii) the initial Class II directors shall be the EC Directors. The Special Stock Director shall be a Class II director. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Corporation entitled to elect such director.

2.          Board of Directors – Generally. Except as set forth in Section 3 of this Article below, for so long as the Series A Preferred Stock is outstanding, the Board of Directors shall be comprised of five directors, as follows:

(i)          two directors who (A) as of the effective time of the amendment or restatement of the Certificate of Incorporation first inserting this amended clause (A), are the persons serving as EC Directors at such effective time; and (B) following the Effective Date shall be elected by the holders of Common Stock pursuant to the Corporation’s by-laws (the “EC Directors”); provided, however, that on and after the first date that the Special Stock Ownership Threshold is no longer satisfied, the number of EC Directors shall be increased from two to three EC Directors, with each EC Director elected in accordance with the foregoing provisions of this subparagraph (i)(B);

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(ii)         one director who shall be (A) designated and appointed to the Board of Directors on the Effective Date by the Creditors’ Committee and (B) following the Effective Date shall be elected by the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock, the Special Stock, the Designation Preferred Stock and any other Preferred Stock (such director, the “Series A Director”);

(iii)        from and after the issuance of Special Stock and until the first date that the Special Stock Ownership Threshold is no longer satisfied, one director who shall be elected by the holder of the Special Stock, voting as a separate class to the exclusion of the holders of Common Stock, Designation Preferred Stock and any Preferred Stock (such director, the “Special Stock Director”); and

(iv)        one director who shall be (A) designated and appointed to the Board of Directors on the Effective Date by the mutual agreement of the Equity Committee and the Creditors’ Committee and (B) following the Effective Date, shall be nominated by the EC Directors with the reasonable consent of the holder of the Series A Preferred Stock and, following such nomination, shall be elected by the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock, the Special Stock, any series of Designation Preferred Stock and any other Preferred Stock (the “Independent Director”), provided that such director shall (I) meet the requirements of an independent director under the standards of the NASDAQ Stock Market and (II) not be an Affiliate of (v) any holder of the Special Stock, (w) any Unsecured Creditor that holds a Claim in an amount that is greater than $50,000, (x) any holder of two percent or more of the Corporation’s Common Stock, (y) any Backstop Party or (z) any person or entity included in the definition of the Redeemed Stockholder.

Notwithstanding anything herein to the contrary, on the first date that the Special Stock Ownership Threshold is no longer satisfied, the term of the Special Stock Director shall automatically terminate, the person formerly holding such directorship shall cease to be a director of the Corporation and the size of the Board will be automatically reduced by one directorship. Immediately following such reduction, the size of the Board of Directors shall automatically be increased by one directorship, which shall be an EC Director.

3.          Board of Directors - Contingencies.

(i)          If there has not been a General Unsecured Claim Satisfaction by October 1, 2016, then, effective on such date, (A) the term(s) of the EC Director(s) then in office, except the oldest EC Director in age then in office, shall automatically terminate (provided that if there is only one EC Director in office on such date, then such director’s term shall not terminate), the term of the Independent Director and the term of the Special Stock Director shall automatically terminate, and the persons formerly holding such directorships shall cease to be directors of the Corporation, all without the need for any action by the Board of Directors or the stockholders of the Corporation, (B) immediately following such termination of directorships and the resultant automatic reduction in the size of the Board of Directors to two (2) directors (the one EC Director and the Series A Director), the size of the Board of Directors shall automatically be increased so that the Board of Directors is comprised of a total of nine (9) authorized directorships with the seven (7) directorships created thereby to be filled (and thereafter elected) solely by the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock, the Special Stock, any series of Designation Preferred Stock and any other Preferred Stock (such additional directors shall also each be a Series A Director, and together will be “Series A Directors”). Thereafter, upon the occurrence of a General Unsecured Claim Satisfaction after October 1, 2016, the Corporation shall immediately redeem the Series A Preferred Stock, the terms of all Series A Directors shall automatically terminate, the persons holding such directorships immediately prior to such termination shall cease to be directors of the Corporation and the size of the Board of Directors shall be automatically reduced to one (1) authorized directorship. Subject to Section 3(ii) of this Article below, following the redemption of the Series A Preferred Stock (whether before or after October 1, 2016), (a) all directors shall be elected exclusively by the holders of Common Stock and any series of Designation Preferred Stock entitled to vote thereon, and (b) notwithstanding anything in this Certificate of Incorporation or the Corporation’s by-laws to the contrary, but subject to the terms of any series of Designation Preferred Stock, the total number of directors comprising the Board of Directors may be fixed from time to time solely by resolution of the Board of Directors, and vacancies and newly created directorships may be filled solely by a majority of the directors then in office, even if less than a quorum.

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(ii)         If the Series A Preferred Stock has been redeemed but the Redeemed Stockholder has not received the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment by October 16, 2016, then, effective on such date, (A) the terms of all of the directors then in office except for the oldest EC Director in age shall automatically terminate and the persons formerly holding such directorships shall cease to be directors of the Corporation, all without the need for any action by the Board of Directors or the stockholders of the Corporation, (B) immediately following such termination of directorships and the resultant automatic reduction in the size of the Board of Directors to one (1) director, the size of the Board of Directors shall automatically be increased so that the Board of Directors is comprised of a total of four (4) authorized directorships with the three (3) directorships created thereby to be filled solely by the holder of the Series B Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock, the Special Stock, the Designation Preferred Stock and any other Preferred Stock (such additional directors, the “Series B Directors”). Thereafter, upon the payment of the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment in full after October 16, 2016, the Corporation shall redeem the Series B Preferred Stock, the terms of all Series B Directors shall automatically terminate, the persons holding such directorships immediately prior to such termination shall cease to be directors of the Corporation and the size of the Board of Directors shall be automatically reduced to one (1) authorized directorship. Following the redemption of the Series B Preferred Stock after the prior redemption of the Series A Preferred Stock (whether before or after October 16, 2016), (a) all directors shall be elected exclusively by the holders of Common Stock and any series of Designation Preferred Stock entitled to vote thereon, and (b) notwithstanding anything in this Certificate of Incorporation or the Corporation’s by-laws to the contrary, but subject to the terms of any series of Designation Preferred Stock, the total number of directors comprising the Board of Directors may be fixed from time to time solely by resolution of the Board of Directors, and vacancies and newly created directorships may be filled solely by a majority of the directors then in office, even if less than a quorum.

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(iii)        If the Series A Preferred Stock has been redeemed on or before October 1, 2016 (and subject to Section 3(ii) of this Article above) then, effective on such date, the terms of the Series A Director and the Independent Director shall automatically terminate, the persons formerly holding those directorships shall cease to be directors of the Corporation, and the size of the Board will be automatically reduced to three (3) (subject to the right of the Board of Directors to change such number as set forth in this Article), all without the need for any action by the Board of Directors or the stockholders of the Corporation.

4.          Vacancies. In the event (i) a Series A Director is removed, resigns or is unable to serve as a member of the Board of Directors, the holder of the Series A Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock, the Special Stock, the Designation Preferred Stock and all other series of Preferred Stock, shall have the sole right to fill such vacancy; (ii) the Independent Director is removed, resigns or is unable to serve as a member of the Board of Directors prior to the first annual meeting following the Effective Date, the Board of Directors may fill such vacancy; provided that the Series A Committee and the EC Directors shall mutually agree on an Independent Director to fill such vacancy who (I) meets the requirements of an independent director under the standards of the NASDAQ Stock Market and (II) is not an Affiliate of (v) any holder of the Special Stock, (w) any Unsecured Creditor that holds a Claim in an amount that is greater than $50,000, (x) any holder of two percent or more of the Corporation’s Common Stock, (y) any Backstop Party or (z) any person or entity included in the definition of the Redeemed Stockholder; (iii) an EC Director is removed, resigns or is unable to serve as a member of the Board of Directors, or there is an increase in the number of EC Directors (including pursuant to Section 2(i) of this Article Fifth), a majority of the remaining EC Director(s) then in office, if any, shall have the sole right to fill such vacancy (and if there are no remaining EC Directors, such vacancy shall be filled in the manner set forth in the Corporation’s by-laws); (iv) any director elected by the holder of the Series B Preferred Stock is removed, resigns or is unable to serve as a member of the Board of Directors, the holder of the Series B Preferred Stock, voting as a separate class to the exclusion of the holders of Common Stock, the Special Stock, the Designation Preferred Stock and all other series of Preferred Stock, shall have the sole right to fill such vacancy; or (v) any director elected by the holder of the Special Stock is removed, resigns or is unable to serve as a member of the Board of Directors, the holder of the Special Stock, voting as a separate class to the exclusion of the holders of Common Stock and Preferred Stock and Designation Preferred Stock, shall have the sole right to fill such vacancy.

5.          Series A Committee. The Series A Committee, which shall consist of the Series A Directors in office at any given time, is hereby established to take and, to the fullest extent permitted by applicable law, shall have the sole power and authority to take, the actions set forth in Sections B6(i) and B7 of Article Fourth and Section 4 of Article Fifth, which Sections provide for such actions to be taken by the Series A Committee, including the taking of any actions necessary for or incidental to the taking of the actions set forth in Sections B6(i) and B7 of Article Fourth and Section 4 of Article Fifth. The vote of a majority of the members of the Series A Committee present at any meeting of the Series A Committee at which there is a quorum shall be the act of the Series A Committee. In the event that the Board of Directors is comprised as set forth in Section 3(i) of this Article, the Board of Directors, by resolution adopted by a majority of the directors then in office, may elect to dissolve the Series A Committee and repeal the rules and procedures for the conduct of its business, provided, that any such dissolution of the Series A Committee and repeal of its rules and procedures must be approved by a majority of the Series A Directors then in office.

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6.          Other Committees. For so long as the Board of Directors is constituted pursuant to Section 2 of this Article, and to the fullest extent permitted by law, (i) each committee of the Board of Directors other than the Series A Committee shall have five (5) members, (ii) the presence of four (4) members shall be necessary and sufficient to constitute a quorum for the transaction of business by such committee, and (iii) the vote of a majority of the members of such committee present at any meeting at which there is a quorum shall be the act of that committee. If the Board of Directors is constituted pursuant to Section 3 of this Article, unless the Board of Directors provides otherwise and to the fullest extent permitted by law, (i) each committee of the Board of Directors other than the Series A Committee shall consist of one or more of the directors of the Corporation, (ii) at all meetings of such committee, a majority of the members of the committee then in office shall constitute a quorum for the transaction of business, and (iii) the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Committees of the Board of Directors (other than the Series A Committee) may not create one or more subcommittees of such committee. Notwithstanding the foregoing or anything to the contrary herein, for so long as there is a Special Stock directorship, the Special Stock Director shall have the right to be a member of each committee of the Board of Directors (other than the Series A Committee).

SIXTH: The name and mailing address of the incorporator(s) of the Corporation are:

Delaware Corporation Organizers, Inc.
P.O. Box 1347
Wilmington, DE 19899

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.

NINTH: (i) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, nonprofit entity or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (iii) of this Article with respect to an action brought by a Covered Person to recover an unpaid indemnification or advancement claim to which such Covered Person is entitled, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

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(ii)         The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article or otherwise.

(iii)        If a claim for indemnification under this Article (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv)        The rights conferred on any Covered Person by this Article shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(v)         The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, nonprofit entity or other entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise, non-profit entity or other entity.

(vi)        Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

(vii)       This Article shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

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TENTH: In furtherance of, and not in limitation of, the powers conferred by statute, subject to any express restrictions contained in this Certificate of Incorporation, but subject to the terms of any series of Designation Preferred Stock, the Board of Directors is expressly authorized to adopt, amend or repeal the Corporation’s by-laws or adopt new by-laws without any action on the part of the stockholders; provided that any by-law adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ELEVENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation (including the terms of any series of Designation Preferred Stock) or the Corporation’s by-laws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Corporation’s by-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

THIRTEENTH: As used herein, the following defined terms shall have the meanings set forth below, and the following rules of construction shall apply:

A.           DEFINED TERMS

Capitalized terms otherwise not defined in the Certificate of Incorporation have the meanings as defined in the Plan.

“Affiliate” means, with respect to any Person, as defined below, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Certificate of Incorporation, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Backstop Parties” has the meaning set forth in the Plan.

“Board of Directors” shall mean the board of directors of the Corporation.

“Budget” has the meaning set forth in the Plan.

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“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Claim” has the meaning set forth in the Plan.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Carry Cost/Repair/TI Reserve” has the meaning set forth in the Plan.

“Certificate of Incorporation” shall mean this Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Equivalent” means an option, warrant, right or other security of the Corporation that is, directly or indirectly, exercisable, convertible or exchangeable for or into Common Stock or any other Common Stock Equivalent at any time.

“Corporate Overhead Reserve” has the meaning set forth in the Plan.

“Corporation” shall mean Trinity Place Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.

“Creditors’ Committee” has the meaning set forth in the Plan.

“Effective Date” means the date the Plan becomes effective in accordance with its terms.

“Emergency Reserve Fund” has the meaning set forth in the Plan.

“Escrow Agreement” shall mean an escrow and pledge agreement by and among the escrow agent therein named (“Escrow Agent”), the Corporation, and the Redeemed Stockholder pursuant to which the Escrow Agent shall hold in escrow the Series B Preferred Stock pledged by the Corporation and related stock assignment executed in blank as security for the full payment of all distributions due the Redeemed Stockholder under the Plan, and may deliver the Series B Preferred Stock and stock assignment to the Redeemed Stockholder if full payment of the Initial Majority Shareholder Payment (as defined below) and Subsequent Majority Shareholder Payment (as defined below) has not been made on or before October 16, 2016.

“Equity Committee” has the meaning set forth in the Plan.

“Excess Cash” has the meaning set forth in the Plan.

“Filene’s Unsecured Creditors” means the holders of Filene’s General Unsecured (Short-Term) Claims and Filene’s General Unsecured (Long-Term) Claims, each as defined in the Plan.

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“Filene’s Class 3 (Convenience Claims)” has the meaning set forth in the Plan.

“Filene’s Class 4A and B General Unsecured (Short-Term) Claims” has the meaning set forth in the Plan.

“Filene’s Class 5A and B General Unsecured (Long-Term) Claims” has the meaning set forth in the Plan.

“General Unsecured Claim Satisfaction” has the meaning set forth in the Plan. “Initial Majority Shareholder Payment” has the meaning set forth in the Plan. “Insider” has the meaning set forth in 11 U.S.C. §101(31).

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock and Series B Preferred Stock as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“JV Interest Sale” has the meaning set forth in the Plan.

“Medium Term Properties” means the following properties of the Corporation:

(i)          695 Merrick Avenue, Westbury, NY 11590;

(ii)         330 Route 17 North, Paramus, NJ 07652; and

(iii)        295 Tarrytown Road, Elmsford, NY 10523.

“Near Term Properties” means the following properties of the Corporation:

(i)          4400 Forest Hill Blvd, West Palm Beach, FL 33406;

(ii)         1340 Swedesford Rd, Berwyn, PA 19312;

(iii)        4615 NW 77th Avenue, Miami, FL 33166;

(iv)        21700 Telegraph Road, Southfield, MI 48034;

(v)         Jimmy Carter Boulevard, Norcross, GA 30071;

(vi)        Westheimer, Houston, TX 77042; 16

(vii)       652 Commerce Drive, Fairfield, CT 06825;

(viii)      1803 Roswell Road, Marietta, GA 30062;

(ix)         280 West North Avenue, Addison, IL 60101;

(x)          1865 E. Marlton Pike, Cherry Hill, NJ 08003;

(xi)         8075 Sheridan Drive, Williamsville, NY 14221;

(xii)        5300 Powerline, Ft. Lauderdale, FL 33309; and

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(xiii)       1 Syms Way, Secaucus, NJ 07094.

“Net Proceeds” has the meaning set forth in the Plan.

“Operating Reserves” has the meaning set forth in the Plan.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series A Preferred Stock or the Series B Preferred Stock) that ranks equally with the Series A Preferred Stock and Series B Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Pension Reserve” has the meaning set forth in the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Plan” means the Second Amended Joint Chapter 11 Plan of Reorganization of the Corporation and its Subsidiaries filed on July 13, 2012, as it may be amended.

“Plan Waterfall” has the meaning set forth in the Plan.

“Redeemed Stockholder” means Ms. Marcy Syms, the Laura Merns Living Trust, dated February 14, 2003, and the Marcy Syms Revocable Living Trust, dated January 12, 1990.

“Reorganized Filene’s” has the meaning set forth in the Plan. “Rights Offering” has the meaning set forth in the Plan.

“Series A Committee” means the committee of the Board of Directors, consisting of the Series A Directors, established pursuant to Section 5 of Article Fifth.

“Series A Director” has the meaning ascribed to it in Section 2 of Article Fifth.

“Special Stock Director” has the meaning ascribed to it in Section 2 of Article Fifth.

“Special Stock Ownership Threshold” means the holder of the Special Stock and its Affiliates collectively own no less than 2,345,000 shares of Common Stock (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Common Stock).

“Sub-Category Expense Reserve” has the meaning set forth in the Plan.

“Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Corporation owns at least 50% of the voting stock (or equivalent voting interest) of such entity.

“Subsequent Majority Shareholder Payment” has the meaning set forth in the Plan.

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“Syms Class 3 (Convenience Claims)” has the meaning set forth in the Plan.

“Syms Class 4 (General Unsecured Claims)” has the meaning set forth in the Plan.

“Syms Unsecured Creditors” means the holders of Syms General Unsecured Claims as defined in the Plan.

“Trinity Carry Reserve” has the meaning set forth in the Plan.

“Trinity Joint Venture” has the meaning set forth in the Plan.

“Trinity Property” has the meaning set forth in the Plan.

“Unsecured Creditors” means the holders of General Unsecured Claims as defined in the Plan.

“Unsubscribed Shares” has the meaning set forth in the Plan.

B.           RULES OF CONSTRUCTION

Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) except for references to Sections of the Plan, references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Incorporation; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (x) headings are for convenience only; and (xi) unless otherwise expressly provided in this Certificate of Incorporation, a reference to any specific agreement or other document shall mean a reference to such agreement or document as amended from time to time.

When the terms of this Certificate of Incorporation refer to a specific agreement or other document, or a decision by any body, person or entity, to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision, as amended, at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who make a request therefor.

FOURTEENTH:

(a)          Definitions. As used in this Article Fourteenth, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“Agent” has the meaning set forth in paragraph (f) of this Article Fourteenth.

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“Board of Directors” or “Board” means the Board of Directors of the Corporation, including any duly authorized committee thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of common stock, (ii) shares of preferred stock (other than preferred stock described in Section 1504(a)(4) of the Code or treated as so described pursuant to Treasury Regulation § 1.382– 2(a)(3)(i)), (iii) warrants, rights, or options (including those within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v) and § 1.382-4(d)(8)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18); provided that the Series A Preferred Stock, Series B Preferred Stock and the Special Stock shall not be considered Corporation Securities and shall be disregarded for purposes of this Article Fourteenth.

“Restriction Effective Date” means the date on which the amendment and restatement of the Certificate of Incorporation first inserting this sentence is filed with the Secretary of State of Delaware.

“Excess Securities” has the meaning given such term in paragraph (e) of this Article Fourteenth.

“Expiration Date” means the earliest of—

(i)          the tenth (10th) year anniversary of the Restriction Effective Date;

(ii)         the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision and any similar state or local provision applicable to the Corporation) in such a way as to render the restrictions imposed by such section of the Code (and any similar state or local provision) no longer applicable to the Corporation;

(iii)        the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available;

(iv)        the date selected by the Board of Directors, if the Board of Directors determines that the limitation amount imposed by Section 382 of the Code, as of such date, in the event of an “ownership change” of the Corporation (as defined in Section 382 of the Code) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of Section 382 of the Code) of the Corporation;

(v)         the date selected by the Board of Directors, if the Board of Directors determines that it is in the best interests of the Corporation’s stockholders for the restrictions set forth in paragraph (b) of this Article Fourteenth to be removed or released; and

(vi)        the date selected by the holders of a majority of the voting power of the Corporation, at an annual or special meeting of stockholders or by written consent.

“Indirect Securities” has the meaning set forth in paragraph (h) of this Article Fourteenth.

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“Percentage Securities Ownership” means the percentage Securities Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code, as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

“Prohibited Distributions” has the meaning given such term in paragraph (f) of this Article Fourteenth.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Fourteenth.

“Proposed Transaction” has the meaning set forth in paragraph (c)(ii) of this Article Fourteenth.

“Purported Transferee” has the meaning set forth in paragraph (e) of this Article Fourteenth.

“Purported Transferor” has the meaning set forth in paragraph (f)(ii) of this Article Fourteenth.

“Request” has the meaning set forth in paragraph (c)(ii) of this Article Fourteenth.

“Requesting Person” has the meaning set forth in paragraph (c)(ii) of this Article Fourteenth.

“Securities Ownership” means any direct or indirect ownership of Corporation Securities, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Code Section 382 and the Treasury Regulations thereunder.

“Substantial Stockholder” means a Person with a Percentage Securities Ownership of 4.75% or more.

“Substantial Stockholder Transaction” means any Transfer described in clause (i) or (ii) of paragraph (b) of this Article Fourteenth.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Code Section 382 (or any similar tax attribute for state and/or local purposes), of the Corporation or any direct or indirect subsidiary thereof.

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“Transfer” means the acquisition or disposition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including an option within the meaning of Treasury Regulation § 1.382-4(d)(8), (ii) the exercise of any such pledge, right or option, (iii) any sale, assignment, conveyance or other disposition, or (iv) any other transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition or disposition (including the acquisition of an ownership interest in a Substantial Stockholder), but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner within the meaning of the U.S. federal income tax laws.

(b)          Restrictions on Transfers. Any attempted Transfer of Corporation Securities from and after the Restriction Effective Date and prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio—

(i)          if the transferor is a Substantial Stockholder or such Transfer results in a decrease in the Percentage Securities Ownership of any Substantial Stockholder;

(ii)         to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either—

(1)         any Person or group of Persons would become a Substantial Stockholder, or

(2)         the Percentage Securities Ownership in the corporation of any Substantial Stockholder would be increased.

Notwithstanding the foregoing, the provisions of this paragraph (b) shall not preclude the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or any other securities intermediary, as such term is defined in § 8-102(14) of the Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in Corporation Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this Article Fourteenth.

(c)          Exceptions.

(i)          The restrictions set forth in paragraph (b) of this Article Fourteenth shall not apply to an attempted Transfer that is a Substantial Stockholder Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors. In addition and without limiting the foregoing, the Board may determine that the restrictions set forth in this Article Fourteenth shall not apply to any particular transaction or transactions, in whole or in part, whether or not a request has been made to the Board, including a Request pursuant to paragraph (c)(ii) below, subject to any conditions that the Board deems reasonable and appropriate in connection therewith; provided, that the Board may approve any Transfer notwithstanding the effect on Tax Benefits if it determines that such approval is in the best interests of the Corporation.

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(ii)         Any Person who desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of the transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this paragraph (c)(ii). A Request shall be delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received. A Request shall include—

(1)         the name, address and telephone number of the Requesting Person;

(2)         the number and Percentage Securities Ownership of Corporation Securities (by type) then beneficially owned by the Requesting Person;

(3)         a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and

(4)         a request that the Board of Directors authorize the Proposed Transaction pursuant to paragraph (c) of this Article Fourteenth.

The Board of Directors shall, in good faith, endeavor to respond to each Request within twenty (20) Business Days of receiving such Request; provided, however, that the failure of the Board to respond during such twenty (20) Business Day period shall not be deemed to be a consent to the Transfer. The Board of Directors may authorize a Proposed Transaction unless the Board of Directors determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Tax Benefits may be jeopardized. Any determination by the Board of Directors not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer.

The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board of Directors may require an affidavit, representations and/or other documentation from such Requesting Person, including an opinion of counsel to be rendered by counsel acceptable to the Board, in each case as to such matters as the Board determines with respect to the preservation of the Tax Benefits.

(iii)        If so required by the Board of Directors, any Requesting Person who makes a Request to the Board of Directors shall reimburse the Corporation, within thirty (30) days of demand therefor, for all reasonable out-of pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto. The Board of Directors may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses.

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(iv)        Any authorization of the Board of Directors hereunder may be given prospectively or retroactively.

(d)          Legend.

(i)          Each certificate or book-entry, and any notice of issuance provided to stockholders, representing shares of common stock of the Corporation shall, if so determined by the Board of Directors, conspicuously include the following legend:

“THE CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A HOLDER OF 4.75% OR MORE OF THE OUTSTANDING STOCK, AS DETERMINED UNDER THE CODE AND SUCH TREASURY REGULATIONS (A “SUBSTANTIAL STOCKHOLDER”). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE DELAWARE GENERAL CORPORATION LAW (“INDIRECT SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE INDIRECT SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT INDIRECT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE SUBSTANTIAL STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE RELEVANT GOVERNING DOCUMENTS, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates representing shares of common stock of the Corporation that are subject to conditions imposed by the Board of Directors under paragraph (c) of this Article Fourteenth bear a conspicuous legend referencing any applicable restrictions imposed by the Board of Directors.

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(ii)         The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article Fourteenth for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

Without limiting the foregoing, the Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Fourteenth, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article Fourteenth, as a condition to registering any transfer.

(e)          Excess Securities. No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to paragraph (f) of this Article Fourteenth or until an approval is obtained under paragraph (c) of this Article Fourteenth. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of paragraph (e) or paragraph (f) of this Article Fourteenth shall also be a Prohibited Transfer.

(f)          Transfer to Agent.

(i)          If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to paragraph (b)(ii) of this Article Fourteenth, then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that any such sale must not constitute a Prohibited Transfer; and provided further that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (g) of this Article Fourteenth if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

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(ii)         If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to paragraph (b)(i) of this Article Fourteenth, the purported transferor of such Prohibited Transfer (the “Purported Transferor”) shall, upon written demand by the Corporation, deliver to the Agent the sales proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon sell any non-cash consideration to a buyer or buyers in one or more arm's-length transactions. If the Purported Transferee is determinable and any Excess Securities have not been resold, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection with its duties hereunder) shall, to the extent possible, return the Excess Securities and any Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sales proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost of any Excess Securities.

If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold or it is not otherwise possible to return the Excess Securities to the Purported Transferor, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection with its duties hereunder) shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm's-length transactions, an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses, the Purported Transferor shall promptly fund such amounts upon demand by the Agent. Any remaining amounts held by the Agent shall be paid in accordance with paragraph (g)(iii) of this Article Fourteenth.

(g)          Application of Proceeds. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:

(i)          first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(ii)         second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and

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(iii)        third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 5% or greater Percentage Securities Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 5% Percentage Securities Ownership interest in such class shall be paid to two or more organizations qualifying under section 501(c)(3) of the Code selected by the Board of Directors, such that no organization qualifying under section 501(c)(3) of the Code shall be deemed to possess a Percentage Securities Ownership in excess of 4.75%.

The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to paragraph (g) of this Article Fourteenth. In no event shall the proceeds of any sale of Excess Securities pursuant to paragraph (g) of this Article Fourteenth inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

(h)          Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of the DGCL (“Indirect Securities”), but which would cause a Substantial Stockholder to violate a restriction on Transfers provided for in this Article Fourteenth, the application of paragraph (f) and paragraph (g) hereof shall be modified as described in this paragraph (h). In such case, no such Substantial Stockholder shall be required to dispose of any interest that is not an Indirect Security, but such Substantial Stockholder and/or any Person whose ownership of Indirect Securities is attributed to such Substantial Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Indirect Securities (which Indirect Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Stockholder, following such disposition, not to be in violation of this Article Fourteenth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Indirect Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in paragraph (f) and paragraph (g) of this Article Fourteenth; provided that the maximum aggregate amount payable either to such Substantial Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Stockholder or such other Person.

The purpose of paragraph (h) of this Article Fourteenth is to extend the restrictions in paragraph (b) and paragraph (f) of this Article Fourteenth to situations in which there is a Substantial Stockholder Transaction without a direct Transfer of Corporation Securities, and this paragraph (h), along with the other provisions of Article Fourteenth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

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(i)          Legal Proceedings. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to paragraph (f) of this Article Fourteenth (whether or not made within the time specified in such paragraph), then the Corporation shall use its reasonable best efforts to take all actions necessary to enforce the provisions hereof, and/or enjoin or rescind any violation hereof, including the institution of legal proceedings to compel the surrender. Nothing in this paragraph (i) shall (x) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Fourteenth being void ab initio, (y) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (z) cause any failure of the Corporation to act within the time periods set forth in this Article Fourteenth to constitute a waiver or loss of any right of the Corporation under this Article Fourteenth.

(j)          Liability. Any stockholder subject to the provisions of this Article Fourteenth who knowingly violates the provisions of this Article Fourteenth, and any Persons controlling, controlled by or under common control with such stockholder, shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(k)          Obligation to Provide Information. At the request of the Corporation, any Person that is a beneficial, legal or record holder of Corporation Securities, any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Article Fourteenth or the status of the Corporation’s Tax Benefits. In furtherance thereof, as a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee shall provide an affidavit containing such information as the Corporation may reasonably request from time to time in order to determine compliance with this Article Fourteenth or the status of the Tax Benefits of the Corporation.

(l)          Board Authority.

(i)          All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors in its sole discretion and shall be conclusive and binding for all purposes of this Article Fourteenth. The Board shall have the power to determine all matters necessary for assessing compliance with this Article Fourteenth, including, without limitation,—

(1)         the identification of Substantial Stockholders;

(2)         whether a Transfer is a Substantial Stockholder Transaction or a Prohibited Transfer;

(3)         the Percentage Securities Ownership of any Substantial Stockholder;

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(4)         whether an instrument constitutes an Indirect Security;

(5)         the amount (or fair market value) due to a Purported Transferee pursuant to paragraph (g) of this Article Fourteenth; and

(6)         any other matters which the Board of Directors determines to be relevant;

and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Fourteenth. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind any bylaws, regulations, policies and procedures of the Corporation not inconsistent with the provisions of this Article Fourteenth for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article Fourteenth.

(ii)         Nothing contained in this Article Fourteenth shall limit the authority of the Board of Directors to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution,—

(1)         modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Fourteenth;

(2)         modify the definitions of any terms set forth in this Article Fourteenth; or

(3)         modify the terms of this Article Fourteenth as appropriate to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise;

provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Such written resolution of the Board of Directors shall be filed with the Secretary of the Corporation. Stockholders of the Corporation shall be notified of such determination through such method of notice as the Secretary of the Corporation shall deem appropriate.

(iii)        In the case of an ambiguity in the application of any of the provisions of this Article Fourteenth, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article Fourteenth requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Fourteenth. All such actions, calculations, interpretations and determinations which are taken or made by or on behalf of the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article Fourteenth.

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(iv)        The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article Fourteenth through duly authorized officers or agents of the Corporation.

(v)         Nothing in this Article Fourteenth shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(m)          Reliance. The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief operating officer or the chief accounting officer, and any other duly appointed officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Fourteenth, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(n)          Benefits. Nothing in this Article Fourteenth shall be construed to give to any Person, other than the Corporation or the Agent, any legal or equitable right, remedy or claim under this Article Fourteenth. This Article Fourteenth shall be for the sole and exclusive benefit of the Corporation and the Agent.

(o)          Severability. If any provision of this Article Fourteenth or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary.

(p)          Waiver.   With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article Fourteenth, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

(q)          Limitation of Liability. To the maximum extent permitted by Delaware law, no director of the Corporation shall be liable for any breach of any duty under this Article Fourteenth, it being understood that no director shall be responsible to the Corporation, any holder of Corporation Securities or any other Person for any action taken or omitted to be taken under this Article Fourteenth. In particular, without creating any liability to any Person, the Board may distinguish between holders of Corporation Securities in connection with any Request under this Article Fourteenth.

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(r)          Application of Restrictions. To the fullest extent permitted by law, but subject to the other provisions of this Article Fourteenth, the restrictions on ownership and transfer set forth in this Article Fourteenth shall apply to all shares of Corporation Securities (whether issued before, on or after the Restriction Effective Date), except with respect to shares of Corporation Securities that the holder or owner thereof can establish, by sufficient factual evidence presented to the Corporation, were (i) issued prior to the Restriction Effective Date and (ii) were not voted in favor of the amendment and restatement of the Certificate of Incorporation first inserting this Article Fourteenth (the conditions set forth in clauses (i) and (ii), the “Conditions”). Except as otherwise determined by a court of competent jurisdiction, the Board of Directors (or a committee thereof) shall have the power and authority to determine whether sufficient evidence has been presented to determine that the Conditions have been satisfied, and such determination shall be conclusive and binding on the Corporation and all persons and entities.

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IN WITNESS WHEREOF, the undersigned certifies that provision for the making of this Amended and Restated Certificate of Incorporation is contained in a decree or order of a court or judge having jurisdiction of a proceeding under Chapter 11 of the Federal Bankruptcy Code and the undersigned certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the Delaware General Corporation Law and has been executed by a duly authorized officer on this 12th day of February, 2015.

TRINITY PLACE HOLDINGS INC.

By:	/s/ Richard Pyontek
Name: Richard Pyontek
Title: Chief Financial Officer